EXHIBIT 10.12

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this “Agreement”) is made between John Barr, Ph.D. (the “Executive”) and A.P. Pharma, Inc. (“APP” or the “Company”), effective as March 23, 2005.

RECITALS

A. The Executive is currently employed by APP as its Vice President, Research & Development.

B. Pursuant to this Agreement, the parties desire to provide certain benefits to the Executive in the event of a “Change of Control” of APP followed by a “Termination Without Good Cause” of the Executive’s employment, as such terms are hereafter defined.

IT IS THEREFORE AGREED AS FOLLOWS:

1. Payment to the Executive. In the event of a Change of Control of APP followed by Termination Without Good Cause of the Executive’s employment by APP, (i) the Executive shall be entitled to receive for a period of twelve months his base salary as in effect on the date of the Termination Without Good Cause together with the average of any bonus paid by APP to the Executive for services during each of the three 12-month periods prior to Termination Without Good Cause date, which average bonus shall be payable in 12 equal monthly increments.

2. Stock Option Vesting. Upon a Change of Control of APP followed by Termination Without Good Cause of the Executive’s employment by APP, all outstanding stock options previously granted to the Executive shall become 100% vested.

3. Lapse of Restrictions on Restricted Stock. Upon a Change of Control all forfeiture and transfer restrictions on shares of Restricted Stock awarded to the Executive shall lapse in their entirety.

4. Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) “Change of Control”. A Change of Control shall be deemed to have occurred if (i) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall acquire, in one or a series of transactions, whether through sale of stock or merger, ownership of stock of APP that possesses fifty percent or more of the total fair market value or total voting power of the stock of APP or any successor to APP; (ii) a merger in which APP is a party after which merger the stockholders of APP do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or (iii) the sale, exchange or transfer of all or substantially all of APP’s assets (other than a sale, exchange or transfer to one or more corporations where the stockholders of APP before and after such sale, exchange or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

(b) “Termination Without Good Cause”. A Termination Without Good Cause shall be deemed to have occurred if, not later than one year after a Change of Control, APP or any successor-in-interest terminates the Executive’s employment without “Cause” as hereafter defined or if the Executive terminates his employment by APP or any successor within six months after (i) a significant diminishment in the nature and scope of the authority, function or duty attached to the position which the Executive currently maintains without the express written consent of the Executive; (ii) a reduction in the Executive base salary without the express written consent of the Executive; or (iii) the Executive’s place of employment is relocated more than 40 miles from APP’S current headquarters in Redwood City, California. For purposes of this paragraph, APP shall have "Cause" to terminate the Executive’s employment if the Executive either (i) continuously fails to substantially perform his duties hereunder; or (ii).intentionally engages in illegal or grossly negligent conduct which is materially injurious to the Company monetarily or otherwise. A termination for Cause shall not take effect unless: (1) the Executive is given written notice by the Company of its intention to terminate him for Cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; (3) the notice is given within 90 days of the Company’s learning of such act or acts or failure or failures to act; and (4) the Executive fails to substantially cure such conduct, within 30 days after the date that such written notice is given to him.

5. Renewal. This Agreement shall remain in effect until December 31, 2006 and shall be automatically renewed for additional one-year periods unless not later than one month prior to the anniversary date of the Agreement either party gives written notice to the other party of the intention to terminate the Agreement at the anniversary date of this Agreement.

6. Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the matters set forth herein and supersedes all previous contracts, arrangements or understandings between the parties. This Agreement may be amended only by mutual written agreement signed by each of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

A.P. PHARMA, INC.

By

Executive

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